Exhibit 10.2

Execution

FIRST AMENDMENT TO

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF

BROAD STREET EAGLES JV LLC

THIS FIRST AMENDMENT TO AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF BROAD STREET EAGLES JV LLC (this “First Amendment”), is entered into on June 28, 2023 (the “First Amendment Effective Date”), by and between CF FLYER PE INVESTOR LLC, a Delaware limited liability company (the “Preferred Member”), and BROAD STREET OPERATING PARTNERSHIP, LP, a Delaware limited partnership (“Common Member”, together with Preferred Member, collectively, the “Members”).

RECITALS:

A. The Preferred Member, the Common Member and the Independent Manager entered into that certain Amended and Restated Limited Liability Company Agreement of BROAD STREET EAGLES JV LLC (the “Company”), dated as of November 22, 2022 (the “Agreement”), to establish their respective rights and duties relating to the Company; and

B. The Preferred Member and the Common Member now desire to amend the Agreement on and subject to the terms and provisions of this First Amendment.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, hereby agree as follows:

1.
Incorporation of Recitals. The Recitals set forth above are true and correct and are incorporated herein by reference.
2.
Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.
3.
Amendments to Agreement. The Agreement is hereby amended as follows effective as of the First Amendment Effective Date:
(a)
Spotswood Property and Dekalb Plaza Property Dispositions. Article IV of the Agreement is hereby amended to add the following as Section 4.12

“Section 4.12 Spotswood Property and Dekalb Plaza Property Dispositions. Notwithstanding anything to the contrary set forth in Section 4.1(a)(xvii) of the Agreement, or, with respect to the Spotswood Property, Section 4.11(b) of the Agreement, each of Preferred Member and Common Member hereby acknowledge and agree that the Company shall have the right to cause (i) the Spotswood Property Owner to sell the Spotswood Property in accordance with the terms and conditions of that certain purchase and sale agreement (the “Spotswood PSA”) more particularly described on Schedule A attached hereto, together with any amendments thereto, provided that such amendment does not reduce the purchase price for the Spotswood Property or the net proceeds to the Spotswood Property Owner or otherwise materially and adversely affect the rights of Preferred Member (such disposition, the “Spotswood Property Disposition”), and (ii) the Dekalb Plaza Property Owner to sell the Dekalb Plaza Property in accordance with the terms and conditions of that certain purchase and sale agreement (the “Dekalb Plaza PSA”) more particularly described on Schedule A attached hereto, together with any amendments thereto, provided that such amendment does not reduce the purchase price for the Dekalb Plaza Property or the net proceeds to the Dekalb Plaza Property Owner or otherwise materially and adversely affect the rights of Preferred Member (such disposition, the “Dekalb Plaza Property Disposition”, the Spotswood Property Disposition and the Dekalb Plaza Property Dispositions, collectively, the “Spotswood/Dekalb Dispositions”), in each case for the purchase price set forth in the Spotswood PSA and the Dekalb Plaza PSA, as applicable. The first closing with respect to the Spotswood/Dekalb Dispositions shall hereinafter be referred to as the “Initial Closing”, and the second closing with respect to the Spotswood/Dekalb Dispositions shall hereinafter be referred to as the “Second Closing.”

(b)
Spotswood/Dekalb Dispositions - Net Capital Proceeds. Section 6.4 of the Agreement is hereby amended to add the following as Section 6.4(d):

“(d) Spotswood/Dekalb Dispositions - Net Capital Proceeds. Notwithstanding anything to the contrary set forth in Section 6.4(c) hereof, upon the closing of each of the Spotswood/Dekalb Dispositions, all Net Capital Proceeds received from Spotswood/Dekalb Disposition shall be distributed as follows (the “Spotswood/Dekalb Disposition Waterfall”):

i.
First, the first five hundred thousand dollars ($500,000.00) of Net Capital Proceeds from the Spotswood/Dekalb Dispositions shall be deposited into the Company Holding Account, to be used strictly to pay any then current accrued and unpaid Current Preferred Return to the extent a shortfall exists in Net Cash Flow or Broad Street Gross Receipts available to pay such amounts in accordance with Section 6.4(a);
ii.
Second, into the TI/LC CapEx Reserve until the amount on deposit after each of the Initial Closing and the Second Closing in the TI/LC CapEx Reserve is equal to five million dollars ($5,000,000.00); and
iii.
Third, with respect to any remaining Net Capital Proceeds from the Spotswood/Dekalb Dispositions, upon prior written notice by Common Member to Preferred Member no later than two (2) Business Days in advance of the closing of the applicable Spotswood/Dekalb Disposition, Common Member shall have the option, so long as no Trigger Event exists, to either (x) disburse such Net Capital Proceeds in accordance with the Net Capital Proceeds waterfall set forth in Section 6.4(c) of the Agreement, or

(y) deposit such Net Capital Proceeds into the Supplemental Cash Account, to be used strictly in accordance with Section 4.7(e) of the Agreement.”
(c)
TI/LC CapEx Reserve. Section 4.7(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

“As of the Closing Date, the Company has established and funded that certain bank account identified on Schedule 4.7(b)(i) to be utilized for tenant improvement costs and leasing costs at the Properties and Capital Expenditures, in each case in accordance with the Approved Budget (such Reserve, the “TI/LC CapEx Reserve”), which TI/LC CapEx Reserve shall be maintained by the Company and funded in accordance with step “Fifth” of the Operating Distribution Waterfall (and with Special Refi Proceeds as described in Section 6.4(c) and Net Capital Proceeds from the Dekalb/Spotswood Dispositions in accordance with Section 6.4(d)). Common Member in its capacity as Managing Member shall cause the Company to maintain the TI/LC Capex Reserve with Account Bank for the benefit of Preferred Member, and agrees that, subject to the terms hereof and the terms of the Clearing Account Agreement, the Company hereby grants a first priority security interest in the TI/LC Capex Reserve to Preferred Member and the TI/LC CapEx Reserve shall be under the sole dominion and control of Preferred Member. Notwithstanding the foregoing, at all such times prior to the occurrence of a Trigger Event, Common Member shall have access to the TI/LC Reserve for the purpose of utilizing the funds in the TI/LC Capex Reserve to pay for tenant improvement costs and leasing costs at the Properties and Capital Expenditures, in each case in accordance with the Approved Budget (collectively, “Approved TI/LC CapEx Costs”); provided, however, that prior to making any disbursements from the TI/LC Capex Reserve, Common Member shall deliver to Preferred Member for comment and review, no later than two (2) Business Days in advance of such disbursement, a schedule outlining the specific uses for such disbursement establishing that the amounts being disbursed are consistent with amounts for such Approved TI/LC CapEx Costs as are set forth in the Approved Budget, all in the template attached to the First Amendment as Exhibit A (the “TI/LC CapEx Reserve Disbursement Schedule”). Following the occurrence of a Trigger Event, Common Member’s right to access funds in the TI/LC CapEx Reserve shall be automatically rescinded, and upon delivery of a Removal Notice by Preferred Member, only the Preferred Member shall have the right to authorize disbursements from and otherwise manage the TI/LC CapEx Reserve.”

(d)
Supplemental Cash Account. Section 4.7 of the Agreement is hereby amended to add the following as Section 4.7(e):

“(e) No later than ten (10) days after the First Amendment Effective Date, the Company shall (i) establish a bank account for deposits of Net Capital Proceeds in accordance with Section 6.4(d)(iii)(y) hereof (the “Supplemental Cash Account”), with Account Bank, and (ii) deliver to Preferred Member a Deposit Account Control Agreement for the Supplemental Cash Account among the Company, Common Member, Preferred Member and Account Bank, in form and substance acceptable to Preferred Member in its sole and absolute discretion (the “Supplemental Cash Clearing Account Agreement”). Amounts on deposit in the Supplemental Cash Account shall not be disbursed by the Company or utilized for any purpose without the prior written consent of Preferred Member, which consent may be withheld in the sole and absolute discretion of Preferred Member. Common Member, in its capacity as Managing Member, shall cause the Company to maintain the Supplemental Cash Account for the benefit of Preferred Member, and agrees that, subject to the terms hereof and the terms of the Supplemental Cash Clearing Account Agreement, the Company hereby grants a security interest in the Supplemental Cash Account to Preferred Member and the Supplemental Cash Account shall be under the sole dominion and control of Preferred Member. Notwithstanding the foregoing, at all such times prior to the occurrence of a Trigger Event, Common Member shall have access to the Supplemental Cash Account with the prior written consent of Preferred Member for the purpose of utilizing the funds in accordance with this Section 4.7(e). Following the occurrence of a Trigger Event or in the event that Common Member accesses or otherwise causes the disbursement of funds from the Supplemental Cash Account without first obtaining the prior written consent of Preferred Member as required herein, Common Member’s right to access funds in the Supplemental Cash Account shall be automatically rescinded, and only the IM Signatories shall have the right to authorize disbursements from and otherwise manage the Supplemental Cash Account.”

(e)
Portfolio Properties Outside Date. The definition of “Portfolio Properties Outside Date” as set forth in Section 1.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

““Portfolio Properties Outside Date” means July 31, 2023.”

4.
Ratification. Except as expressly set forth herein, all terms and provisions contained in the Agreement shall remain in full force and effect and are hereby ratified and confirmed in all respects.
5.
Release. Each of the Company, Common Member, Broad Street, Michael Jacoby and Thomas Yockey hereby unconditionally and irrevocably releases and forever discharges Preferred Member and all of its respective Affiliates and subsidiaries, and each of their respective trustees, shareholders, members, directors, officers, employees and agents, and the successors, assigns, beneficiaries and legal representatives of each of the foregoing (each, a “Released Party” and collectively, the “Released Parties”) from any and all claims, demands, obligations, actions, causes of action, liens, agreements, contracts, covenants, suits, controversies, liabilities, debts, costs, expenses, damages, judgments and orders, at law or in equity, whether arising by statute, common law or otherwise, of whatever kind or nature that they may now have against a Released Party arising on or before the First Amendment Effective Date.
6.
Counterparts. This First Amendment may be executed in any number of counterparts, all of which together shall constitute a single instrument. Each party may deliver its signed counterpart of this First Amendment to the other parties by means of electronic mail or any other electronic medium utilizing image scan technology, and such delivery will have the same legal effect as hand delivery of an originally executed counterpart.
7.
Miscellaneous. Sections 10.3, 10.4, 10.6, 10.8, 10.10, 10.11 and 10.16 of the Agreement shall apply equally to this First Amendment as if set forth herein.

[Remainder of this Page Intentionally Left Blank;

Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the First Amendment Effective Date.

COMMON MEMBER:

BROAD STREET OPERATING
PARTNERSHIP, LP

By:	Broad Street OP GP, LLC, its General Partner

By:	/s/ Michael Z. Jacoby
Name:	Michael Z. Jacoby
Title:	Chief Executive Officer

PREFERRED MEMBER:

CF FLYER PE INVESTOR LLC

By:	/s/ Timothy Bailey
Name:	Timothy Bailey
Title:	Treasurer

[Signature Page to First Amendment to Amended and Restated Limited Liability Company Agreement of Broad Street Eagles JV LLC]

JOINDER, RATIFICATION AND REAFFIRMATION BROAD STREET REALTY, INC.

THE UNDERSIGNED, hereby joins this First Amendment, acknowledges and consents to the modifications contained in this First Amendment, and hereby ratifies, confirms and reaffirms each of the terms and conditions set forth in the Preferred Investment Agreement, the Registration Rights Agreement, the Governance Agreement and the Warrant Agreement, and confirms that the same remain in full force and effect.

BROAD STREET REALTY, INC.,
a Delaware corporation

By:	/s/ Michael Z. Jacoby
Name:	Michael Z. Jacoby
Title:	Chief Executive Officer

JOINDER, RATIFICATION AND REAFFIRMATION OF MICHAEL JACOBY AND THOMAS YOCKEY

THE UNDERSIGNED, who in connection with the Agreement executed and delivered that certain Guaranty of Recourse Obligations, dated as of November 22, 2022, for the benefit of Preferred Member (the “Guaranty of Recourse Obligations”), hereby join this First Amendment, acknowledge and consent to the modifications contained in this First Amendment, and hereby ratify, confirm, and reaffirm each of the terms and conditions set forth in the Guaranty of Recourse Obligations and confirm that the same remains enforceable and in full force and effect.

/s/ Michael Jacoby
MICHAEL JACOBY, an individual

/s/ Michael Jacoby
THOMAS YOCKEY, an individual